Exhibit 99.1

FOR IMMEDIATE RELEASE

Dr. Manuel Hidalgo Medina Joins Guardant Health Board of Directors

PALO ALTO, Calif.—(July 18, 2024)— Guardant Health, Inc. (Nasdaq: GH), a pioneer in precision oncology, today announced the appointment of Dr. Manuel Hidalgo Medina to its board of directors, effective immediately. Dr. Hidalgo currently serves as Chief of the Division of Hematology and Medical Oncology at Weill Cornell Medicine and NewYork-Presbyterian/Weill Cornell Medical Center.

“Dr. Hidalgo brings a wealth of expertise and leadership in translational and clinical research, particularly in anticancer drug development,” said Helmy Eltoukhy, chairman and co-CEO of Guardant Health. “His extensive experience in precision oncology and his commitment to advancing oncology care make him an invaluable addition to our board.”

At Weill Cornell Medicine, Dr. Hidalgo oversees clinical and translational research in hematology and medical oncology, where he is the Walter B. Wriston Professor of Pancreatic Cancer Research.

“With Guardant Health’s innovative approaches to cancer detection and care, I am eager to contribute to their mission of improving patient outcomes through advanced diagnostics,” said Dr. Hidalgo. “I look forward to collaborating with the leadership team to accelerate the development and adoption of precision oncology solutions.”

Dr. Hidalgo’s distinguished career includes prior roles as chief of the Division of Hematology at Beth Israel Deaconess Medical Center in Boston, clinical director of the Rosenberg Clinical Cancer Center, and leadership positions at the Spanish National Cancer Research Centre (CNIO) in Madrid and the Kimmel Comprehensive Cancer Center. Dr. Hidalgo is also a member of the board at Bristol Myers Squibb.

About Guardant Health

Guardant Health is a leading precision oncology company focused on guarding wellness and giving every person more time free from cancer. Founded in 2012, Guardant is transforming patient care by providing critical insights into what drives disease through its advanced blood and tissue tests, real-world data and AI analytics. Guardant tests help improve outcomes across all stages of care, including screening to find cancer early, monitoring for recurrence in early-stage cancer, and helping doctors select the best treatment for patients with advanced cancer. For more information, visit guardanthealth.com and follow the company on LinkedIn, X (Twitter) and Facebook.

Investor Contact:

Zarak Khurshid

investors@guardanthealth.com

Media Contact:

Melissa Marasco

press@guardanthealth.com